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                                                                  EXHIBIT (a)(4)

                             OFFER TO PURCHASE FOR CASH
             ANY OR ALL OUTSTANDING SHARES OF COMPANY COMMON STOCK
                                       OF
                            PLM INTERNATIONAL, INC.
                                       AT
                    $3.46 PER SHARE OF COMPANY COMMON STOCK
                                       BY
                            MILPI ACQUISITION CORP.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 6, 2001, UNLESS THE OFFER IS EXTENDED.

                                                               December 29, 2000

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

    MILPI Acquisition Corp., a Delaware corporation ("Purchaser"), has commenced an offer to purchase any and all of the shares of Company Common Stock, par value $.01 per share (the "Company Common Stock"), of PLM International, Inc., a Delaware corporation (the "Company"), that are issued and outstanding, for $3.46 per share of Company Common Stock, to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated December 29, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares of Company Common Stock registered in your name or in the name of your nominee.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 50.1% SHARES OF THE COMPANY'S THEN OUTSTANDING COMMON STOCK, OR APPROXIMATELY 3,784,810 SHARES (BASED UPON THE NUMBER OF SHARES OUTSTANDING AS OF
DECEMBER 28, 2000 AND SUBJECT TO ADJUSTMENT FOR STOCK SPLITS, STOCK DIVIDENDS RECAPITALIZATIONS AND SIMILAR EVENTS) (INCLUDING ANY SHARES OF COMPANY COMMON STOCK OWNED BY THE PURCHASER OR ANY AFFILIATE OF THE PURCHASER ON THE DATE SUCH SHARES ARE PURCHASED PURSUANT TO THE OFFER) AND (II) THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER, IF APPLICABLE. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THE OFFER TO PURCHASE. SEE SECTIONS 1 AND 14 OF THE OFFER TO PURCHASE WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.
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    For your information and for forwarding to your clients for whom you hold shares of Company Common Stock registered in your name or in the name of your nominee, we are enclosing the following documents:

        1. Offer to Purchase, dated December 29, 2000;

        2. Letter of Transmittal for your use in accepting the Offer and tendering shares of Company Common Stock and for the information of your clients;

        3. Notice of Guaranteed Delivery to be used to accept the Offer if the shares of Company Common Stock and all other required documents are not immediately available or cannot be delivered to Mellon Investor Services, LLC (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date;

        4. A letter to stockholders of the Company from Robert N. Tidball, Chairman of the Board of Directors of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

        5. A letter which may be sent to your clients for whose accounts you hold shares of Company Common Stock registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        7. Return envelope addressed to the Depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 6, 2001, UNLESS THE OFFER IS EXTENDED.

    In all cases, payment for shares of Company Common Stock accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such shares of Company Common Stock (the "Share Certificates") or timely confirmation of a book-entry transfer of such shares of Company Common Stock into the Depository's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or manually signed facsimile thereof) properly completed and duly executed with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required under the Letter of Transmittal.

    If holders of shares of Company Common Stock wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

    The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and MacKenzie Partners, Inc. (the "Information Agent") (as described in the Offer to Purchase)) in connection with the solicitation of tenders of shares of Company Common Stock pursuant to the Offer. However, the Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of shares of Company Common Stock to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone numbers set forth on the back cover page of the Offer to Purchase.

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Additional copies of the enclosed material may be obtained from the Information
Agent, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

Very truly yours,

MILPI Acquisition Corp.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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